Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of China Housing & Land Development, Inc. and subsidiaries of our report dated February 23, 2006 on our audit of the financial statements of China Housing & Land Development, Inc. and subsidiaries as of December 31, 2005 and the results of their operations and cash flows for the year ended December 31, 2005, and the reference to us under the caption “Experts.”

/s/ Kabani & Company, Inc.
Kabani & Company, Inc.
Los Angeles, California

March 14, 2008